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                                   EXHIBIT 11

               THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE

      Set forth below are computations, on a primary basis and on a fully diluted basis in accordance with subparagraph (b)(11) of Item 601 of Regulation S-K of the Securities and Exchange Commission, of earnings per share of the Common Stock, without par value, of Registrant for each of the three years ended December 31, 1996, 1995 and 1994, respectively:

(DOLLARS IN MILLIONS, EXCEPT PER SHARE)

                                                            1996              1995                1994
                                                         ----------        -----------        -----------

PRIMARY:

   Net Income .............................                   $101.7            $611.0             $567.0

   Adjusted average number of common shares

     outstanding...........................              156,778,058       153,949,022        153,133,492

   Primary earnings per share .............                     $.65             $3.97              $3.70

FULLY DILUTED:

   Net Income .............................                   $101.7            $611.0             $567.0

   Adjusted average number of common shares

     outstanding ...........................             156,989,560       154,215,273        153,133,492

   Fully diluted earnings per share .......                     $.65             $3.96              $3.70


      The foregoing computations do not reflect any significant potentially dilative effect Registrant's Preferred Stock Purchase Rights Plan could have in the event such Rights become exercisable and any shares of either Series B Preferred Stock or Common Stock of Registrant are issued upon the exercise of such Rights. Reference is made to the Note 19, captioned "Preferred Stock Purchase Rights Plan", in the Notes to Financial Statements set forth in Item 8 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1996, at page 50.

                                     X-11-1